News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

Terex Corporation Completes Capital Markets Transactions

Westport, CT, June 3, 2009 – Terex Corporation (NYSE: TEX) today announced that it has completed its previously announced financing, with total net proceeds to Terex of approximately $612 million. Details of the public offerings are:

•	$300 million principal amount of 10.875% Senior Notes due 2016 at an issue price of 97.633%.
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12.65 million shares of common stock, priced at $13.00 per share to the public. As previously disclosed, Terex had granted the underwriters an option to purchase up to an additional 1.65 million shares of common stock to cover any over-allotments in excess of the original 11 million shares. The underwriters elected to exercise this option in full.

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$172.5 million principal amount of 4.00% Convertible Senior Subordinated Notes due 2015. As previously disclosed, Terex had granted the underwriters an option to purchase up to an additional $22.5 million principal amount of Convertible Notes to cover any over-allotments in excess of the original $150 million principal amount of Convertible Notes. The underwriters elected to exercise this option in full.

As a result of today’s completion of these capital markets transactions, the previously announced amendment to the Terex bank credit facility is now effective.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The securities offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the adequacy of the registration statement, the prospectus contained therein or the prospectus supplements.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com